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                                       1

                                   EXHIBIT 4.2

 Form of Senior Subordinated Secured Convertible Note Issued by Comdial Corporation

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY
NOTE ISSUED IN EXCHANGE FOR THIS NOTE OR ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND PAYEE HEREUNDER ARE SUBJECT TO THE SUBORDINATION PROVISIONS SET FORTH IN SECTION 2 HEREOF. IN THE EVENT OF A CONFLICT BETWEEN ANY TERMS OF THIS NOTE AND THE TERMS OF SUCH SECTION 2, THE TERMS OF SECTION 2 SHALL GOVERN.

        ----------------------------------------------------------------

                               COMDIAL CORPORATION

No. ___                                                             $___________

                  Senior Subordinated Secured Convertible Note

     Comdial Corporation, a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of _________ (the "Payee") at the offices of the Company on the earlier of (the "Maturity Date"): (i) October 18, 2002; (ii) a merger or combination of the Company in which the shareholders of the Company prior to the transaction own less than a majority of the outstanding shares of the surviving or combined entity after such transaction; (iii) the sale of all or substantially all of the assets of the Company to one or more third parties; (iv) the purchase by a single entity or person or group of affiliated entities or persons of issued and outstanding shares of the Company representing more than 50% of the voting power; or (v) the Company raises in excess of $14,000,000 in aggregate gross proceeds through the sale, in one or more transactions, of any debt or equity securities, the principal sum of _______________ Dollars ($______) or such lesser principal amount as shall at such time be outstanding hereunder (the "Principal Amount"). The Maturity Date specified in clause (i) above shall be extended to January 16, 2003 if Commonwealth Associates, L.P. ("Commonwealth") is unable or unwilling to complete the private placement contemplated by the term sheet dated June 10, 2002 between the Company and Commonwealth (the "Commonwealth Financing"), and shall be extended to June 20, 2003 upon the Company's receipt of shareholder approval of an amendment to the Company's certificate of incorporation to increase the authorized common stock to at least 100,000,000 shares (the "Approval") if the Commonwealth Financing has been completed. Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and shall be made in lawful currency of the United States of America and in immediately available funds.

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         Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 3 hereof and shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 commencing September 30, 2002 (each, an "Interest Payment Date"). All payments by the Company hereunder shall be applied first to pay any interest which is due, but unpaid, then to reduce the Principal Amount.

         The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees to pay to the Payee, on demand, all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and collection or this Note.

         This Note is issued in connection with a bridge financing (the "Placement") of identical notes (together with this Note, the "Notes") pursuant to a bridge subscription agreement (the "Subscription Agreement") between the Company and the Payee and a Term Sheet dated June 10, 2002 between the Company and ComVest Venture Partners, L.P. ("ComVest"), copies of which are available for inspection at the Company's principal office. Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to those terms, conditions, covenants and agreements contained in the Subscription Agreement that are expressly applicable to the Notes. Any transferee of this Note, by its acceptance hereof, assumes the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for transfer of this Note. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal hereof and interest hereon as provided herein.

         The obligations of the Company under the Notes are secured by a second lien on substantially all of the Company's assets, including its intellectual property rights, as set forth in and pursuant to a General Security Agreement (the "Security Agreement") of even date herewith.

         1. Prepayment. This Note may be prepaid in whole or in part at any time upon fifteen (15) days' prior written notice to the Payee and must be prepaid to the extent of any and all net proceeds (after payment of commissions) received from the sale of securities by the Company in any financing transaction.

         2. Subordination. The Company, for itself, its successors and assigns, covenants and agrees, and the Payee and each successive holder of this Note, by its acceptance of this Note, likewise covenants and agrees (expressly for the benefit of the present and future holders of the Senior Debt (as hereinafter defined)), that the payment of principal of, and interest on, this Note is hereby expressly subordinated in right of payment to the prior payment in full of the principal of, premium (if any) and interest on, all Senior Debt of the Company (other than the Notes), hereafter incurred or created. "Senior Debt" means, collectively, (i) all Indebtedness for Borrowed Money (and all renewals, extensions, refundings, amendments and modifications of any such Indebtedness for Borrowed Money); and (ii) all payment obligations of the Company pursuant to any capitalized lease with an entity that is not an affiliate of the Company, unless by the terms of the instrument creating or evidencing any such indebtedness it is expressly provided that such indebtedness is not superior in right of payment to the Notes.

         "Indebtedness for Borrowed Money" means (i) all secured payment obligations of the Company to a bank, insurance company, finance company or other institutional lender or other entity regularly engaged in the business of extending credit in the form of borrowed money,

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provided such entity is not an affiliate of the Company (each of the foregoing, an "Institutional Lender") in respect of extensions of credit to the Company (or to a subsidiary of the Company to the extent such obligations are guaranteed by the Company pursuant to a written guarantee executed by the appropriate officers of the Company) and (ii) all obligations, contingent or otherwise, relative to the face amount of all asset-based letters of credit, whether or not drawn, and banker's acceptances, in each case issued for the account of the Company (other than such as may be for the benefit of an affiliate of the Company).

         The provisions of this Section 2 are not for the benefit of the Company, but are solely for the purpose of defining the relative rights of the holders of the Senior Debt, on the one hand, and the holders of the Notes, on the other hand. Nothing contained herein (i) shall impair, as between the Company and the holder of this Note, the obligations of the Company, which are absolute and unconditional, to pay to the holder hereof all amounts payable in respect of this Note as and when the same shall become due and payable in accordance with the terms hereof or (ii) is intended to or shall affect the relative rights of the holder of this Note and the creditors of the Company, or
(iii) shall prevent the holder of this Note from exercising all rights, powers and remedies otherwise permitted by applicable law or upon a default or Event of Default under this Note as set forth in these subordination provisions.

         3. Computation of Interest. All computations of interest hereunder shall be made based on the actual number of days elapsed in a year of 365 days (including the first day but excluding the last day during which any such Principal Amount is outstanding).

            A. Base Interest Rate. Subject to Sections 3B and 3C below, the outstanding Principal Amount shall bear interest at the rate of seven percent (7%) per annum.

            B. Penalty Interest. In the event this Note is not repaid on the Maturity Date, the rate of interest applicable to the unpaid Principal Amount shall be adjusted to twelve percent (12%) per annum from the Maturity Date until repayment; provided, that in no event shall the interest rate exceed the Maximum Rate provided in Section 3C below.

            C. Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note ("Applicable Usury Laws"), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the "Maximum Rate"), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

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         4. Covenants of Company.

            A. Affirmative Covenants. So long as this Note shall be outstanding, the Company covenants and agrees to the following:

               (i) Taxes and Levies. The Company will promptly pay and discharge all material taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all material claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested.

               (ii) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company or otherwise in connection with an acquisition of the Company.

               (iii) Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business. (iv) Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP.

               (v) Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Payee of the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default.

            B. Negative Covenants. So long as this Note shall be outstanding, the Company covenants and agrees to the following:

               (i) Liquidation, Dissolution. The Company will not liquidate or dissolve, consolidate with, or merge into or with, any corporation or entity, except that (1) any wholly-owned subsidiary may merge with another wholly-owned subsidiary or with the Company (so long as the Company is the surviving corporation and no Event of Default shall occur as a result thereof) and (2) the Company may complete a merger or consolidation if the surviving entity has cash and cash equivalents and/or net assets which are either (a) equal to or greater than the then outstanding Principal Amount and accrued interest on the Notes or
(b) equal to or greater than the Company's cash and cash equivalents and/or net assets immediately prior to such merger or consolidation.

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               (ii)  Sales of Assets. The Company will not sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, all or substantially all of its properties or assets to any person or entity other than in connection with a transaction covered by clause (i) above unless this Note is repaid in full prior to or in connection with such transaction; provided that this clause (ii) shall not restrict any disposition made in the ordinary course of business and consisting of

                     (a) capital goods which are obsolete or have no remaining useful life; or

                     (b) finished goods inventories.

               (iii) Transactions with Affiliates. The Company will not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, the purchase or sale of any security, the borrowing or lending of any money, or the rendering of any service, with any person or entity affiliated with the Company (including officers, directors and shareholders owning 3% or more of the Company's outstanding capital stock), except upon terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company except (a) transactions valued at less than $25,000 entered into in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company, (b) transactions with ComVest, Commonwealth or any of their respective affiliates, or (c) transactions approved by a majority of the independent members of the Board of Directors.

               (iv) Investments. The Company will not purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or make or permit to exist any investment or capital contribution or acquire any interest whatsoever in any other person or entity or permit to exist any loans or advances for such purposes except for investments in direct obligations of the United States of America or any state thereof or any agency thereof, obligations guaranteed by the United States of America or any state thereof and certificates of deposit or other obligations of any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus of at least $500,000,000; provided, however, that nothing contained in this clause (iv) shall preclude the Company from making acquisitions, organizing and making advances to subsidiaries, and entering into joint ventures or other business arrangements for the purpose of expanding its business.

               (v) Proration of Payments. The Company shall not make or permit any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of the Principal Amount or interest payable hereunder in excess of the Payee's pro rata share of payments then being made in respect of all Notes.

               (vi) Indebtedness. Except for the Senior Debt, the Company will not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness for borrowed money that is either (i) pari passu or senior in right of payment to the Notes, (ii) subordinated in right of payment to the Notes if such indebtedness is due and payable prior to the Maturity Date, or (iii) at the time of incurrence would preclude the timely repayment of this Note or otherwise render the Company unable to pay its debts as they become due.

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         (vii)   Negative Pledge. The Company will not hereafter create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease) (each, a "Lien") upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                 (a) Liens granted to secure indebtedness incurred to finance the acquisition (whether by purchase or capitalized lease) of tangible assets, but only on the assets acquired with the proceeds of such indebtedness;

                 (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                 (c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                 (d) Liens (other than Liens arising under the Employee Retirement Income Security Act of 1974, as amended, or Section 412(n) of the Internal Revenue Code of 1986, as amended) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                 (e) judgment Liens in existence less than sixty (60) days after the entry thereof or with respect to which execution has been stayed;

                 (f)   rights of return granted by the Company to supply houses;
and

                 (g) any other Permitted Liens (as defined in the Security Agreement).

         (viii) Dividends. The Company will not declare or pay any dividends or distributions on its outstanding capital stock other than as may be provided for in any currently existing certificates of designation or certificates of amendment with respect to shares of preferred stock.

         (ix) Acceleration of Payments. The Company shall not make any accelerated payment under any agreement, lease, loan or any other similar instrument, whether due to settlement, entry of judgment or otherwise, which shall exceed $50,000 in any one instance or $100,000 in the aggregate. Notwithstanding the preceding sentence, the Company shall be permitted to pay the accounts payable reflected on the balance sheet of the Company

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contained in the most recently filed Quarterly Report on Form 10-Q and other payables which are incurred in the ordinary course of business.

                 (x) Executive Compensation and Retention. Except as the Company may be obligated to do pursuant to any existing employment agreement and except for options and bonuses to be granted to executive officers as set forth on Schedule 2.3 to the Subscription Agreement, the Company shall not increase the cash or non-cash compensation payable to Nickolas A. Branica, Paul K. Suijk, Ralph R. Dyer, Kenneth W. Noack and Carla K. Luke, or hire any new senior executives without the approval of the majority of the independent members of the Board.

                 (xi) Issuance of Securities. Except as otherwise provided for herein, the Company shall not, without the prior written consent of the Required Holders, issue any securities that are redeemable or otherwise provide for cash payments to the holders thereof if such payments can be made prior to the Maturity Date. In addition, except for any debt or equity securities issued in connection with any capital raising transaction with Commonwealth and except as otherwise provided for herein, the Company shall not issue any debt or equity securities in connection with any capital raising transactions. Notwithstanding the foregoing, if Commonwealth is unwilling or unable to complete the Commonwealth Financing on or prior to September 9, 2002, the Company shall have the right to issue debt or equity securities in connection with a comparable capital raising transaction.

    5.   Events of Default.

         A. The term "Event of Default" shall mean any of the events set forth in this Section 5A:

              (i) Non-Payment of Obligations. The Company shall default in the payment of the Principal Amount when and as the same shall become due and payable, whether by acceleration or otherwise, or shall default in the payment of accrued interest on this Note which default shall not be cured within ten
(10) business days after the applicable Interest Payment Date.

              (ii) Non-Performance of Affirmative Covenants. The Company shall default in any material respect in the due observance or performance of any covenant set forth in Section 4A, which default shall continue uncured for ten (10) days.

              (iii) Non-Performance of Negative Covenants. The Company shall default in any material respect in the due observance or performance of any covenant set forth in Section 4B.

              (iv) Non-Performance of Other Obligations. The Company shall default in the due observance or performance of any other material covenant or agreement on the part of the Company to be observed or performed pursuant to the terms hereof, which default shall continue uncured for five (5) days after such default has been discovered by the Company.

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                 (v)   Bankruptcy, etc. The Company shall:

                 (a) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                 (b) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

                 (c) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or

                 (d) take any corporate or other action authorizing or in furtherance of, any of the foregoing.

         (vi) Breach of Representations or Warranties. Any material representation or warranty of the Company contained in the Subscription Agreement or Warrants is or shall be incorrect in any material respect when made.

         (vii) Cross-Acceleration. Any indebtedness for borrowed money of the Company or any subsidiary in an aggregate principal amount exceeding $50,000 (1) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof, or (2) shall not be paid as and when the same becomes due and payable, including any applicable grace period.

       B.     Action if Bankruptcy. If any Event of Default described in clauses
(v)(a) through (c) of Section 5A shall occur, the outstanding Principal Amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

       C. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (v)(a) through (c) of Section 5A) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Holders may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount of this Note, together with interest accrued thereon to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid Principal Amount, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

       D. Remedies. Subject to the provisions of Section 5C and 7A hereof, in case any Event of Default shall occur and be continuing, the holders of not less than 25% of the outstanding aggregate Principal Amount of the Notes may proceed to protect and enforce their rights by a proceeding seeking the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as such holders shall determine.

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     6.  Conversion of Note.

         A.   Optional Conversion into Subsequent Financing.

            (i) In the event that prior to the Maturity Date, the Company completes a subsequent private placement of debt or equity securities, including, but not limited to, the Commonwealth Financing (a "Subsequent Financing"), then the Payee shall have the right, at its option, to have the outstanding Principal Amount cancelled as payment for the Payee's investment in the same securities sold in the Subsequent Financing. The securities issuable upon conversion of this Note in accordance with this Section 6A(i) are referred to herein as the "Conversion Securities". The Payee may exercise its right of conversion after receipt of a notice from the Company of such contemplated financing. After receipt of notice from the Company, Payee must notify the Company in writing within 10 business days of its intention to exercise its right of conversion or such right shall be deemed waived

            (ii) The Payee's investment in the Subsequent Financing pursuant to Section 6A(i) above shall be on the same terms and conditions as other investors in such transaction and Payee agrees to take such further action with respect to such Subsequent Financing as may be reasonably requested by the Company. Upon cancellation of this Note in connection with the Payee's investment in the Subsequent Financing, all accrued and unpaid interest shall be due and payable in cash.

         B. Partial Optional Conversion. Subject to the limitations set forth in this Section 6B, the Payee shall have the right at any time or from time to time to convert up to 13.33% of the original Principal Amount into shares of the Company's common stock (the "Common Stock") at a conversion price of $.01 per share. Until the Approval is obtained, the Notes shall be convertible, on a pro rata basis among all holders, only for the maximum number of Conversion Shares permissible under the Company's existing capital structure at the time of conversion. The shares of Common Stock issuable upon conversion of this Note in accordance with this Section 6B and Section 6C below are referred to herein as the "Conversion Shares."

         C. Optional Conversion upon Event of Default. In the event that the Company is in default under this Note, the Payee shall have the right, at its option, to convert all or any of the outstanding Principal Amount and any accrued but unpaid interest into shares of Common Stock at a conversion price per share equal to 90% of the average closing price of the Common Stock for the five trading days immediately prior to the date of the notice of conversion (or, if the Common Stock has ceased trading, the average closing price for the last five available trading days). Upon cancellation of this Note pursuant to this
Section 6C, all accrued and unpaid interest that has not been converted into Common Stock shall be due and payable in cash.

         D. Mechanics of Conversion. Before the Payee shall be entitled to convert this Note into the Conversion Securities or the Conversion Shares pursuant to Sections 6A, 6B or 6C hereof, the Payee shall surrender this Note, duly endorsed, at the office of the Company, and shall give written notice to the Company at its principal corporate office, of the election to convert some or all of the Principal Amount of the same and shall state therein the name or names in which the certificate or certificates for the Conversion Securities or Conversion Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to the Payee, , a certificate or certificates for the number of Conversion Securities or Conversion Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to

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have been made immediately prior to the close of business on the date of such surrender of the Note to be converted, and the person or persons entitled to receive the Conversion Securities or Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities as of such date. If less than the entire Principal Amount is converted, the amount converted shall be treated as a payment of the Principal Amount in the order of maturity.

         E. Cash Payments. No fractional shares (or scrip representing fractional shares) of Common Stock shall be issued upon conversion of this Note. In the event that the conversion of the Principal Amount of this Note would result in the issuance of a fractional share of Common Stock the Company shall pay a cash adjustment in lieu of such fractional share to the holder of this Note based upon the applicable conversion price.

         F. Stamp Taxes, etc. The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of this Note, and the Company shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the Company's satisfaction that such tax has been paid.

         G. Validity of Stock. All shares of Common Stock that may be issued upon conversion of this Note will, upon issuance by the Company in accordance with the terms of this Note, be validly issued, free from all taxes and liens with respect to the issuance thereof (other than those created by the holders), free from all pre-emptive or similar rights and fully paid and non-assessable.

         H. Reservation of Shares. The Company covenants and agrees that it shall reserve the maximum number of shares of Common Stock available for issuance and/or delivery upon conversion of the Notes out of its authorized but unissued shares. The Company agrees to use its reasonable best efforts to obtain, on or prior to August 31, 2002, the Approval. If the Approval is obtained, the Company agrees that it will at all time thereafter have authorized and reserved, solely for the purpose of such possible conversion, out of its authorized but unissued shares, the maximum number of shares of its Common Stock available to provide for the exercise of the conversion rights contained in this Note.

         I.   Notice of Certain Transactions. In case at any time:

           (i) The Company shall declare any dividend upon, or other distribution in respect of, its Common Stock;

           (ii) The Company shall offer for subscription to the holders of its Common Stock any additional shares of stock of any class or any other securities convertible into shares of stock or any rights to subscribe thereto;

           (iii) There shall be any capital reorganization or reclassification of the capital stock of the Company, or a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another corporation (other than a merger with a

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subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification); or

               (iv) There shall be a voluntary or involuntary dissolution; liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall cause to be mailed to the Payee at the earliest practicable time (and, in any event not less than 10 days before any record date or other date set for definitive action), written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, reclassification, sale, consolidation, merger or dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable conversion price and the kind and amount of the shares of stock and other securities and property deliverable upon the conversion of this Note. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger or dissolution, liquidation or winding-up, as the case may be.

     Nothing herein shall be construed as the consent of the holder of this Note to any action otherwise prohibited by the terms of this Note or as a waiver of any such prohibition.

         J. Notice of Maturity Date. The Company shall give written notice to the Payee not less than 10 business days prior to the occurrence of an event described in clause (ii), (iii), (iv) or (v) of the first paragraph of this Note which is expected to result in the Maturity Date.

     7.  Amendments and Waivers.

         A. The provisions of this Note, including, but not limited to, any decision to convert the Note, any waiver of the restrictive covenants or adjustment provision and any change to a conversion price, may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the Holders of not less than 50% in Principal Amount of the Notes then outstanding (the "Required Holders"); provided, however, that no such amendment, modification or waiver which would
(i) modify this Section 7A, (ii) extend the Maturity Date for more than one year, or (iii) reduce the Principal Amount or any amounts payable hereunder or
(iv) not be uniformed and non-discriminatory as to any particular Note, shall be made without the consent of the Payee of each Note so affected.

         B. Except as provided herein, no failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

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         C.  To the extent that the Company makes a payment or payments to the
Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         D. After any waiver, amendment or supplement under this section becomes effective, the Company shall mail to the Payee a copy thereof.

     8.  Miscellaneous

         A. Registered Holder. The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Company shall not be affected by any notice to the contrary. In case of transfer of this Note by operation of law, the transferee agrees to notify the Company of such transfer and of its address, and to submit appropriate evidence regarding such transfer so that this Note may be registered in the name of the transferee. This
Note is transferable only on the books of the Company by the Holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all Holders or transferees of the Note not registered at the time of sending the communication.

         B. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Note and the Company hereby waives any right to stay or dismiss on the basis of forum non conveniens any action or proceeding brought before the courts of the State of New York sitting in New York County or of United States of America for the Southern District of New York and hereby submits to the jurisdiction of such courts.

         C. Notices. Unless otherwise provided, all notices required or permitted under this Note shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) upon confirmed delivery by Federal Express or other nationally recognized courier service providing next-business-day delivery, or (iii) three business days after deposit with the United States Postal Service, by registered or certified mail, postage prepaid and addressed to the party to be notified, in each case at the address set forth below, or at such other address as such party may designate by written notice to the other party (provided that notice of change of address shall be effective upon receipt by the party to whom such notice is addressed).

             If sent to Payee, notices shall be sent to the address set forth in the Subscription Agreement.

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                  If sent to the Company, notices shall be sent to the following address:

                  Comdial Corporation
                  106 Cattlemen Road
                  Sarasota, Florida 34232
                  Attention: Paul Suijk

             D. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

             E. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASE OF THIS NOTE.

     IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer.


                                    COMDIAL CORPORATION

                                    By ________________________________
                                       Name: Paul K. Suijk
                                       Title: Chief Financial Officer

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